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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

Stamps.com Inc.
(Exact name of registrant as specified in its charter)
Delaware	000-26427	77-0454966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1990 E. Grand Avenue, El Segundo, CA	90,245
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:           (310) 482-5800

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 29, 2019, the board of directors of Stamps.com Inc. (the "Company") appointed Katie May as a director, increasing the size of the board of directors from five members to six members. Ms. May will serve, effective immediately, as a Class I director until the Company’s annual meeting of stockholders in 2021 or until her successor has been duly elected and qualified or her earlier resignation or removal. Ms. May was not appointed to any of the board of directors' standing committees.

Ms. May has been the General Manager of the Company's subsidiary ShippingEasy, Inc. since the Company acquired it in July 2016. Ms. May became the chief executive officer of ShippingEasy, Inc., then a fledgling Sydney-based start-up, in 2012. Prior to that, she was the founder and chief executive officer of Kidspot.com from 2005 to 2012. Ms. May earned an MBA from the University of Texas.

It was determined by the board that Ms. May is not an "independent" director under the rules of The NASDAQ Stock Market. Ms. May will not receive any compensation in her capacity as a director, but will receive the same indemnification rights available to other directors covering certain liabilities to which she may become subject as a result of her serving as a director of the Company. See the Company’s Form of Indemnification Agreement filed with the Securities and Exchange Commission on April 29, 2014 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 23, 2014.

Except as described below, there are no transactions, or proposed transactions, to which the Company is or was to be a party and in which Ms. May had a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K, nor are there any family relationships among Ms. May and any other directors or officers of the Company. In connection with the Company's acquisition of ShippingEasy, Inc., Ms. May is a Participant in, and the Participant Representative under, the Management Incentive Plan, dated as of July 1, 2016, by and among ShippingEasy, Inc., Stamps.com Inc. and Ms. May as the Participant Representative (the "MIP"). The MIP was filed as an exhibit to the Company's Form 10-Q filed with the SEC on August 9, 2016. Pursuant to the MIP, the Company issued to Ms. May 10,892, 28,319 and 4,356 shares of the Company's common stock, par value $0.001 per share, in each of March 2017, March 2018 and March 2019 valued at approximately $1,293,980, $5,646,921 and $380,042, respectively, on the dates of issuance. A portion of each stock issuance under the MIP was retained by the Company for tax withholding purposes.

Ms. May’s total compensation for her services provided to the Company as an employee in 2018 was approximately $4,736,502, assuming she receives a discretionary bonus for 2018 in the same amount as she received for 2017 and assuming she receives the same percentage of the total cash bonus pool under the MIP in 2018 as she did in 2017. The Company's actual 2018 bonus compensation determinations have not yet been made. Such total compensation amount is comprised of Ms. May's base salary of approximately $300,000, a discretionary bonus of $300,000, the $3.7 million grant date fair value of equity grants awarded to Ms. May in 2018, $41,000 from the cash bonus pool for 2018 under the MIP, and the $380,042 value on the date of issuance of incentive equity compensation earned in 2018 under the MIP and de minimis perquisites. Ms. May has continued to receive base salary at the annual rate of $300,000 from January 1, 2019 through the date hereof. There is no change in Ms. May’s employment status or compensation as a result of her election to the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stamps.com Inc.
(Registrant)

April 4, 2019	/s/ Kenneth McBride
Date	(Signature)

Kenneth McBride,
Chief Executive Officer